Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of October 21, 2019 by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its registered office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and Erica Monaco (the “Executive”) currently employed as Vice President of Finance and Operations for Biofrontera Inc.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Executive for an indefinite period of time and upon the particular terms and conditions hereinafter set forth. The Executive is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1.	EMPLOYMENT AND TERM

The Company hereby currently employs the Executive. It is agreed that the Executive will devote 100% of her working capacity to the performance of her duties hereunder. This Agreement shall remain in full force and effect for an indefinite period of time and is subject to termination pursuant to Section 9 of the Agreement.

2.	DUTIES

During the term of the Agreement, whether initial or extended, the Executive shall render to the Company services as Vice President of Finance and Operations of the Company and shall perform such duties as may be designated by and subject to the supervision of the Company’s Board of Directors, and shall serve in such additional capacities appropriate to her responsibilities and skills as shall be designated by the Board of Directors. During such period, the Executive shall devote her full attention, time and energies as necessary to the business affairs of the Company (subject to the terms of Section 1 above and Section 5 below) and will use her reasonable business efforts to promote the interests and reputation of the Company. She may only pursue non-competitive activities as do not interfere with the complete performance of her obligations hereunder unless by prior agreed of the Company’s Board of Directors.

3.	LOCATION OF EMPLOYMENT

Executive’s principal place of employment shall be at the Company’s headquarters, which is currently located in Woburn, MA. Executive shall also be required to conduct reasonable business travel as directed by the CFO and consistent with the Executive’s duties and responsibilities.

4.	COMPENSATION

For the services to be rendered by the Executive under the Agreement, the Company shall pay her a salary while she is rendering such services and performing her duties hereunder, and the Executive shall accept such salary as full payment for such service. The base salary is currently be $205,000.12 reduced by (i) Federal income tax withholding, (ii) FICA; and (iii) such other reductions as may be agreed upon by the parties or required by law. The salary shall be paid in bi-weekly installments and in accordance with the Company’s customary payroll procedure. For each fiscal year in effect during the active life of this Agreement, the Executive shall be eligible to receive a cash bonus of up to 30% of her base salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the Board of Directors. All such bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%. Further, the Executive shall participate in Biofrontera AG’s stock option plan. The number of options rewarded to her shall be at the discretion of the Executive Board and consent of the Supervisory Board of Biofrontera AG.

Upon the Executive’s termination of employment regardless of the reason for such termination and regardless of the party by whom such termination is initiated, the Executive shall be entitled to immediate payment of all accrued but unpaid base salary and expenses owed. In addition, upon the Executive’s termination of employment by the Company other than termination “for cause” under Section 9(d) of the Agreement), the Executive shall be entitled to a severance payment equal to one twelfth the Executive’s then-current annual base salary for each full year the Executive has been employed by the Company; provided, however, that such payment shall not exceed two full years of Executive’s then-current base salary.

5.	VACATION; FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES

The Executive shall be entitled to paid time off in accordance with the Company’s standard policy. She shall not be entitled to receive monetary or other valuable consideration for vacation time to which she is entitled but does not take, unless so ordered by the Board of Directors. Timing of vacations shall be reasonably exercised by the Executive.

During her period of employment hereunder, the Executive shall further be entitled to (a) such leave by reason of physical or mental disability or incapacity and to such participation in medical and life insurance, pension benefits, disability and other fringe benefit plans as the Company may make generally available to all of its executive employees and other employees from time to time; subject, however, as to such plans, to such budgetary constraints or other limitations as may be imposed by the Board of Directors of the Company from time to time; and (b) reimbursement for all normal and reasonable expenses necessarily incurred by her in the performance of her obligations hereunder, subject to such reasonable substantiation requirements as may be imposed by the Company to all employees of the Company, unless otherwise agreed to by the Board of Directors.

6.	CONFIDENTIAL INFORMATION AND PROPRIETARY INTERESTS

Executive acknowledges that as the Vice President of Finance and Operations, she has received and will continue to receive Company’s Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, Executive agrees that during or after the expiration of her term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any Confidential Information received by the Executive by virtue of her employment, without first being in receipt of the Company’s written consent to do so.

For the purposes of this Agreement, the term “Confidential Information” means:

a.	All information developed or used by the Company or its associates relating to business operations, including but not limited to customer lists, purchase orders, supplier or distributor information, financial data, pricing information and price lists, business plans, marketing strategies, personnel records, and all books, records, manuals, advertising materials, catalogues, correspondences, mailing lists, production data, and purchasing materials; and

b.	All proprietary information of the company (or any records related to the same), including but not limited to all trade secrets, inventions, processes, procedures, research records, market surveys or marketing know-how, trademarks, copyrights, patents, and patent applications.

The term “Confidential Information” shall not include information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, or by any other employee of the Company subject to confidentiality obligations.

7.	NON-COMPETITION/NON-SOLICITATION

During the term of her employment hereunder and for the one (1) year period following the termination hereof for any reason other than (a) the Company’s discontinuance of activities; or (b) an adjudication of the Company’s material breach of any of its obligations set forth in Sections 1, 2,4, and 5 inclusive, the “Restricted Period”) the Executive shall not, without prior written consent by the Board of Directors of the Company, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business which competes with any activity of the Company conducted at any time during the Executive’s period of employment and which is located in the United States. The parties expressly agree that the duration and geographical area of the restrictive covenant are reasonable.

The covenant shall be construed as an agreement independent of any other provision herein; and the existence of any claim or cause of action of the Executive against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company or its terms. If any portion of the covenant is held by a court to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Executive.

Notwithstanding any statement contained in this Section to the contrary, legal or beneficial ownership by the Executive of a less than five percent (5%) interest in a competitive corporation the stock of which is publicly traded on a stock exchange or by means of an electronic dealer quotation system, shall not of itself be deemed to constitute a breach by the Executive of the terms hereof.

Additionally, during the Executive’s employment with the Company and thereafter during the Restricted Period, the Executive shall not, and shall not permit any third party subject to Executive’s direction or control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding twelve months, a customer of the Company, (ii) otherwise divert or attempt to divert any business from the Company, (iii) interfere with the business relationships between the Company and any of its customers, suppliers or others with whom they have business relationships or (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any Person who is an employee of, or otherwise performing services for, the Company to terminate his or her employment or other relationship with the Company, or hire any Person who has left the employ of or ceased providing services to the Company during the Restricted Period.

8.	REMEDIES FOR BREACH OF EXECUTIVE OBLIGATIONS

The parties to the agreement agree that the services of the Executive are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing her services, the Executive will have access to various types of proprietary information of the Company, which, if released to others or used by the Executive other than for the benefit of the Company, in either case without the Company’s written consent, could cause the Company to suffer irreparable injury. Therefore, the obligation of the Executive established under Section 6 and Section 7 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof. Any adjudication against Executive by the Company shall be in accordance with the laws of Massachusetts and Massachusetts employee rights.

9.	MODIFICATION AND TERMINATION

a.	Modification. The Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form consists of the entire Agreement between and amongst the parties.

b.	Termination-General. The Agreement may be terminated by either party by giving 90 (ninety) days’ notice to the other party, and by the Company upon the occurrence of any one of the following events: (a) the death of the Executive; (b) the occurrence to Executive of a physical or mental disability which, in the judgment (reasonably exercised) of the Board of Directors, renders her unable to perform her normal duties on behalf of the Company for a continuous period of six (6) months (measured from the first day of the month immediately following the occurrence of such disability); or (c) a determination by the Board of Directors that there is cause (as described in section d below) to terminate Executive’s employment.

c.	By Death or Disability. In the event of the Executive’s death, her base compensation otherwise due for the succeeding period of time but no less than three (3) full calendar months following her death shall be paid to her designated beneficiary, or to her estate if no beneficiary has been designated. In the event of her disability the Executive shall be paid her compensation for the succeeding period of time but no less than three (3) months. Thereafter for the succeeding three (3) months shall be treated as being on an authorized unpaid leave of absence.

d.	For Cause. For purposes of the Agreement, the term “cause” shall include, but not be limited to (i) the Executive’s willful misconduct or gross negligence; (ii) her conscious disregard of her obligations hereunder or of any other duties reasonably assigned to her by the Board of Directors; (iii) her repeated conscious violation of any provision of the law, the Company’s By-Laws or of its other stated policies, standards, practices, regulations or procedures; (iv) her commission of any act involving moral turpitude; (v) a determination that she has demonstrated a dependence upon any addictive substance, including but not limited to alcohol, controlled substances, narcotics or barbiturates; or (vi) continued, willful and deliberate non-performance by the Executive of her duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board of Directors.

e.	Continued Effectiveness of Certain Obligations. No termination or expiration of the Agreement, whether consummated by action of either party or by operation of the terms hereof, shall relieve the Executive from her continued performance of the obligations established under Sections 6 and 7 hereof.

f.	Resignation as an Officer or Director. Immediately upon any termination of Executive’s employment for any reason, Executive shall be deemed to have resigned any position she may then hold as an officer of the Company or a member of the Board of Directors or similar body of any of Company’s affiliates, and as a fiduciary of any Company benefit plan.

10.	Change of Control

If Executive’s termination of employment occurs within 3 months prior to or 12 months after a “Change in Control” as defined in this Section and such termination is by the Company without “cause,” (i) Executive would be entitled to receive, in lieu of the severance amount described in Section 4, a severance amount equal to the sum of her current base salary and target annual bonus for the then current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control), and (ii) Subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 12 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA.

For the purposed of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

a.	The approval by stockholders of the Company of:

	1.	Any consolidation or merger of the Company in which the company is not the continuing or surviving corporation, or

	2.	A sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company to a party which is not controlled by the Company’s parent company;

b.	Either:

	1.	The receipt by the Company of a report on schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person, group, corporation or other entity (a “Person”) is the beneficial owner, directly or indirectly, of 30% or more of the outstanding stock of the Company, or

	2.	The actual knowledge by the Company of facts, on the basis of which any person is required to file such a report on schedule 13D, or an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such a person is the beneficial owner, directly or indirectly, of 30% or more of the outstanding stock of the Company;

c.	The purchase by any person (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company or a wholly owned subsidiary or the parent company of the Company, of shares pursuant to a tender or exchange offer, to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in rule 13d-3 under the 1934 Act), directly or indirectly, of 30% or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 act in the case of rights to acquire stock); or

d.	The combination or merger of the Company with another company in which the Company is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 30% of the voting stock of the combined company (therefore being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates (as defined in the rules of the Securities and Exchange Commission) of such other company in exchange for stock of such other company).

11.	INDEBTEDNESS OF EXECUTIVE

If, during the course of her employment, Executive becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set off and to collect any sums due it from the Executive out of any amounts which it may owe to the Executive for unpaid compensation. In the event that the Agreement terminates for any reason, all sums owed by the Executive to the Company shall become immediately due and payable.

12.	MISCELLANEOUS PROVISIONS

a.	Non-assignment: Neither the Agreement nor any right or interest hereunder shall be assigned by the Executive or her legal representatives.

b.	Enforcement: If any term or condition or the Agreement shall be invalid or deemed unenforceable to any extent or in any application, then the remainder of the Agreement, and such terms or conditions except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

c.	Notice: All notices or other communications required or permitted to be furnished pursuant to the Agreement shall be in writing and shall be considered as delivered when received by the recipient.

d.	Application of Massachusetts Law: The Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Massachusetts. Venue shall be deemed located in Middlesex County, Massachusetts.

e.	Counterparts: The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

f.	Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

g.	Cooperation: During and following the active life of this Agreement, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company or Executive’s knowledge as a result thereof as the company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which she was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by her (in accordance with Company policy) as a result of providing such assistance.

h.	Legal Fees and Costs: If a legal action is initiated by Executive against the Company, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by the Company in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by Executive only if Executive is the unsuccessful party. If any other legal action (other than that which is referenced above) is initiated by a party to the Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, each party shall be responsible for its own fees, costs and expenses reasonably incurred in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect thereof.

i.	Indemnification: The Company hereby agrees to indemnify Executive and hold her harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgements, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of her duties and obligations with the Company, except in the case of gross negligence or willful misconduct, whether or not such claims, demands, judgements, costs, expenses, losses, and damages are asserted or filed during the active life of this Agreement.

j.	Survival: The Parties’ obligations under Sections 6, 7, 8, 10, 11, and 12 shall survive the Termination of this agreement.

IN WITNESS WHEREOF, the parties have executed the Agreement,

/s/ Hermann Lübbert
Chairman of the Board

/s/ Erica L. Monaco
Erica Monaco

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is effective as of January 06, 2020 by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its registered office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and Erica Monaco (the “Executive”) currently employed as Vice President of Finance and Operations for Biofrontera Inc. The Company and Executive are at times collectively referred to as the “Parties” to this Amendment.

BACKGROUND INFORMATION

1. The Company and Executive entered into a certain Employment Agreement dated October 21, 2019 (the “Agreement”).

2. The Parties wish to amend and modify certain terms of the Agreement as described herein.

3. This Amendment, along with the Agreement and any prior Amendments to the Agreement, contains the entire understanding of the Parties regarding the subject matter herein and can only be modified by a subsequent written agreement by the Parties. The provisions of the Agreement, as amended herein, shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Defined terms in this Amendment shall have the same meaning as in the Agreement.

2. Paragraph 2 of the Agreement shall be amended and modified to read, in its entirety, as follows:

DUTIES

During the term of the Agreement, whether initial or extended, the Executive shall render to the Company services as the Chief Financial Officer of the Company and shall perform such duties as may be designated by and subject to the supervision of the Company’s Board of Directors, and shall serve in such additional capacities appropriate to her responsibilities and skills as shall be designated by the Board of Directors. During such period, the Executive shall devote her full attention, time and energies as necessary to the business affairs of the Company (subject to the terms of Section 1 above and Section 5 below) and will use her reasonable business efforts to promote the interests and reputation of the Company. She may only pursue non-competitive activities as do not interfere with the complete performance of her obligations hereunder unless by prior agreed of the Company’s Board of Directors.

Additionally, during the term of this Agreement, Executive shall serve as a director on Company’s Board of Directors. Executive shall not be entitled to any additional compensation in her capacity as a director of the Company. In addition, in the event this Agreement or Executive’s employment is terminated for any reason, Executive’s service as a member of the Board of Directors shall immediately, and without any additional action required, cease.

3. Paragraph 3 of the Agreement shall be amended and modified to read, in its entirety, as follows:

LOCATION OF EMPLOYMENT

Executive’s principal place of employment shall be at the Company’s headquarters, which is currently located in Woburn, MA. Executive shall also be required to conduct reasonable business travel as directed by the Board of Directors and consistent with the Executive’s duties and responsibilities.

4. Paragraph 4 of the Agreement shall be amended and modified to read, in its entirety, as follows:

COMPENSATION

For the services to be rendered by the Executive under the Agreement, the Company shall pay her a salary while she is rendering such services and performing her duties hereunder, and the Executive shall accept such salary as full payment for such service. The base salary is currently be $270,000.00 reduced by (i) Federal income tax withholding, (ii) FICA; and (iii) such other reductions as may be agreed upon by the parties or required by law. The salary shall be paid in bi-weekly installments and in accordance with the Company’s customary payroll procedure. For each fiscal year in effect during the active life of this Agreement, the Executive shall be eligible to receive a cash bonus of up to 30% of her base salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the Board of Directors. All such bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%. Further, the Executive shall participate in Biofrontera AG’s stock option plan. The number of options rewarded to her shall be at the discretion of the Executive Board and consent of the Supervisory Board of Biofrontera AG.

Upon the Executive’s termination of employment regardless of the reason for such termination and regardless of the party by whom such termination is initiated, the Executive shall be entitled to immediate payment of all accrued but unpaid base salary and expenses owed. In addition, upon the Executive’s termination of employment by the Company other than termination “for cause” under Section 9(d) of the Agreement), the Executive shall be entitled to a severance payment equal to one twelfth the Executive’s then-current annual base salary for each full year the Executive has been employed by the Company; provided, however, that such payment shall not exceed two full years of Executive’s then-current base salary.

5. Paragraph 6 of the Agreement shall be amended and modified to read, in part, as follows:

Executive acknowledges that as the Chief Financial Officer, she has received and will continue to receive Company’s Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, Executive agrees that during or after the expiration of her term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any Confidential Information received by the Executive by virtue of her employment, without first being in receipt of the Company’s written consent to do so.

The remainder of Paragraph 6 shall remain unaffected by this amendment.

6. Except as otherwise expressly stated in this Amendment, the terms and conditions of the Agreement shall apply in all other respects and remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year referenced above.

BIOFRONTERA, INC.

By:	/s/ Hermann Lübbert
Name:	Prof. Dr. Hermann Lübbert
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ Erica L. Monaco
Name:	Erica Monaco

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